Exhibit 10.1

COmmunications Sales & LEasing, Inc.
2016 SHORT TERM incentive PLAN

As of February 29, 2016 (the “Effective Date”), Communications Sales & Leasing, Inc., a Maryland corporation (the “Corporation”), hereby adopts this 2016 Short Term Plan (this “Plan”).

WHEREAS, the Board of Directors of the Corporation deems it in the best interest of the Corporation that the Corporation reward certain executives of the Corporation with a short-term incentive program (annual cash bonuses) in order to motivate the Corporation’s executive officers to achieve performance goals that reinforce the Corporation’s annual business plan, to assist the Corporation in attracting and retaining qualified executives and to promote the alignment of the executive officers’ interests with those of the Corporation’s stockholders; and

WHEREAS, the Board of Directors approved on February 29, 2016 the terms of this Plan, including Exhibit A hereto which is incorporated by reference in its entirety.

NOW, THEREFORE, BE IT RESOLVED:

Section 1.  Definitions.  The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

(a)“Award” means any Short-Term Cash Bonus granted under this Plan.

(b) “Board” means the Board of Directors of the Corporation.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Committee” means the Compensation Committee of the Board which has been appointed to administer this Plan.

(e)“Corporation” means Communications Sales & Leasing, Inc., a Maryland corporation, and any direct or indirect subsidiary thereof.

(f)“Eligible Executive” means an executive officer of the Corporation holding the positions set forth in Section 3 of this Plan.

(g)“Employee” means an individual who is an employee of the Corporation who is reported on the payroll records as a common‑law employee.

(h) “Plan” means this 2016 Short Term Plan of the Corporation.

(i)“Short-Term Incentive Bonus” means the incentive compensation granted to an Eligible Executive pursuant to Section 4 of this Plan.

(j)“Subsidiary” means a corporation at least 50% of the total combined voting power of all classes of stock which is owned by the Corporation, either directly or through one or more other Subsidiaries.

Section 2.  Administration.  This Plan will be administered by the Committee.  In addition to any other powers granted to the Committee, the Committee will have the following powers:

(a)to determine whether and to what extent Short-Term Incentive Bonuses are to be granted under this Plan to Eligible Executives;

(b)to determine whether the performance metrics required to receive Short‑Term Incentive Bonuses have been satisfied and to what extent they have been satisfied;

(c)to construe and interpret this Plan;

(d)to require, at the time Short‑Term Incentive Bonuses are to be paid, the making of any representations or agreements that the Committee may deem necessary or advisable in order for the Corporation to comply with the securities laws of the United States of America or of any state or any rule or regulation thereunder;

(e)to provide for satisfaction of an Eligible Executive’s tax liabilities arising in connection with this Plan; and

(f)to make all other determinations and take all other actions necessary or advisable for the administration of this Plan.

Any determinations or actions made or taken by the Committee pursuant to this Section 2 will be binding and final.

Section 3.  Eligibility.  The individuals holding the following executive officer positions of the Corporation on the Effective Date shall be eligible to receive Short‑Term Incentive Bonuses under this Plan:

(a)President and Chief Executive Officer

(b)Executive Vice President and Chief Financial Officer; and

(c)Executive Vice President and General Counsel.

Section 4.  Short‑Term Incentive Bonuses.  Short‑Term Incentive Bonuses shall be awarded to the Eligible Executives as set forth in this Section 4 and Exhibit A to this Plan.  Short-Term Incentive Bonuses shall be payable in cash upon the attainment of the criteria set forth on Exhibit A as the Committee shall determine, in its sole discretion.

Section 5.  Termination or Amendment.  The Board may amend or terminate this Plan in any respect at any time.  Board approval must be accompanied by (a) stockholder approval in those cases in which amendment requires stockholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the shares of common stock of the Corporation are listed or quoted, and (b) affected Eligible Executive approval if the amendment or termination would adversely affect the holder’s rights under any outstanding grants or Awards.  The Short‑Term Incentive Bonus provisions may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board.  To the extent required by Section 162(m) of the Code with respect to bonus Awards that the Committee determines should qualify as performance‑based compensation as described in Section 162(m)(4)(C), no action may modify the performance criteria or bonus potentials after the commencement of the measurement period with respect to which such bonus Awards relate.

Section 6.  Effectiveness of this Plan.  This Plan is effective as of the Effective Date which is the date of adoption of this Plan by the Board.

Section 7.  Term of this Plan.  This Plan will terminate on the date all benefits anticipated by this Plan have been paid.

Section 8.  Indemnification of Committee.  In addition to such other rights of indemnification as they may have as directors of the Corporation or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any grant or Award hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Corporation.

Section 9.  General Provisions.

(a)The establishment of this Plan will not confer upon any Eligible Executive or Employee, any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in this Plan or employment agreement of the Eligible Executive, if any.

(b)This Plan does not constitute inducement or consideration for the employment of any Employee, nor is it a contract of employment between the Corporation or any Subsidiary and any Employee.  Participation in this Plan, or the receipt of a grant or Award hereunder, will not give an Employee any right to be retained in the service of the Corporation or any Subsidiary.

(c)The interests of any Employee under this Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as otherwise provided herein.

(d)The Corporation may withhold any federal, state or local taxes required with respect to any distribution under this Plan.  The Employee shall take whatever action the Committee deems appropriate with respect to withholding of taxes, including, but not limited to, the Employee remitting to the Corporation any taxes required to be withheld by the Corporation under federal, state or local law as a result of the distribution.

(e)Notwithstanding anything contained herein to the contrary, this Plan shall be administered and operated in accordance with any applicable laws and regulations, including, but not limited to, Section 409A of the Code.  The Corporation reserves the right to amend this Plan at any time in order for this Plan to comply with any such laws and regulations.

(f)This Plan will be governed, construed and administered in accordance with the laws of Delaware.

(g)If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included.

IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, has executed this Plan on the Effective Date as first set forth above and as duly authorized by the Board.

COMMUNICATIONS SALES & LEASING, INC.

By:/s/ Kenneth A. Gunderman

Name:  Kenneth A. Gunderman

Title:	President and Chief Executive Officer

EXHIBIT A

2016 Short Term Incentive Plan

A.	Vesting based on the following:

1.Stand Alone REIT Normalized AFFO(1) for 2016 (50% weight):

Threshold	Target	Superior
$382 million	$385 million	$388 million

2.  Maintain Consolidated Financial Leverage(2) average at 6.0x or less (25% weight):

Threshold	Target	Superior
6.0x	5.8x	5.6x

3.	Diversification target for 4Q16 Annualized Adjusted EBITDA(3), from Annualized Adjusted EBITDA achieved in 4Q15 of $664 million (25% weight):

Threshold	Target	Superior
8%	10%	12%

B. Potential payouts determined by Compensation Committee:

Performance Achievement Level	Potential as Percent of Base Salary*
	CEO	CFO/GC
Threshold	75%	50%
Target	150%	100%
Superior	225%	150%

*  Subject to adjustment as determined by Compensation Committee in its sole discretion.

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(1)	Definition consistent with publicly reported definition, and excluding effect of future capital markets & M&A transactions, and similar costs.

(2)	Financial Leverage defined as monthly average Net Debt to Annualized Adjusted EBITDA on a basis consistent with our debt agreements.

(3)	Definition consistent with publicly reported definition. Diversification target includes signed transactions pending close.

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